EXHIBIT 5.1

Andrew I. Telsey, P.C. Attorney at Law

12835 E. Arapahoe Road, Tower One, Penthouse #803, Englewood, Colorado 80112

Telephone: 303/768-9221 – Facsimile: 303/768-9224 – E-Mail: aitelsey@cs.com

June 5, 2007

Board of Directors

Amiworld, Inc.

60 E. 42nd Street

Suite 1225

New York, NY 10165

Re:	Amiworld, Inc.

Form SB-2 Registration Statement and related Prospectus

Dear Sirs:

We have acted as counsel to Amiworld, Inc. (“Registrant”), a Nevada corporation, in connection with the preparation of the above-referenced SB-2 Registration Statement and related Prospectus (“Registration Statement”) relating to the registration of 3,573,900 shares of common stock, $.001 par value per share to be offered by the Registrant’s Selling Shareholders (as defined in the Prospectus). We have examined the Articles of Incorporation and By-laws of the Registrant, and such other documents as we have deemed relevant and material. Based on the foregoing, and certain representations of the officers, directors and representatives of the Registrant, it is the opinion of this office that:

1. The Registrant has been duly organized and is validly existing and in good standing in the State of Nevada, the jurisdiction of its incorporation.

2. The aforementioned securities to be registered pursuant to the Registration Statement have been duly and validly authorized by the requisite corporate action in accordance with the general requirements of corporation law.

3. The aforesaid securities will be validly authorized and issued, fully paid and nonassessable in accordance with the general requirements of Nevada corporation law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

Yours truly,

s/Andrew I. Telsey, P.C.

ANDREW I. TELSEY, P.C.